EXHIBIT 99.1

American Telecom Services Reports 119% Sequential Increase in Gross
Revenues to $9.9 Million for Second Quarter of Fiscal 2007

Company reports significant expansion in DECT 6.0 product assortment
Retail distribution reaches more than 12,000 locations

Contact: Company	Investors:	Media:
Bruce Hahn, CEO	Brett Maas	Danielle Ross
(310) 871-9904	Hayden Communications	Comunicano, Inc.
(404) 261-7466	(646) 536-7331	(858) 314-2958
Bruce.Hahn@atsphone.com	Brett@haydenir.com	dross@comunicano.com

City of Industry, California, February 15, 2007 - American Telecom Services Inc. (AMEX: TES), a provider of converged communications solutions today announced financial results for the second fiscal quarter ended December 31, 2006.

The Company announced gross revenues for the second quarter of $9.9 million, up 119% sequentially versus $4.5 million in the first quarter of fiscal year 2007. Net revenues, which include certain reductions for returns and promotional expenses were $7.4 million, up 95% compared to the first fiscal quarter net revenue of $3.8 million. The Company is continuing its high revenue growth trend, fueled by new product introductions including several new “Interference Free” DECT 6.0 models at its existing retail partners and heavy holiday season promotion. The Company anticipates that the increased second quarter hardware sell-through will begin to serve as the catalyst for long-term recurring service revenues.

The cost of sales for the quarter was $6.8 million. On a GAAP basis, gross profit was $0.5 million or 7.3%, down from 20.9% in the prior quarter. On a non GAAP basis, removing the effect of promotional rebates of $1.9 million from sales, gross profit margin was 26.6%, down sequentially from 29.9% in the prior quarter. The reduction of gross margin on gross sales compared to the previous period was primarily due to the Company’s decision to continue to accelerate the production of its phones and to expand its distribution through offering rebates. In addition, there is approximately a (2.2) percentage point impact on gross profit margin as the Company again elected to use off-the-shelf chipsets and air freight to meet the increased demand. The Company reduced product costs for cooperative advertising for a retail partner, resulting in an additional two percent impact on total gross profit margin. These decisions enabled the Company to ship and sell through at retailers hundreds of thousands of handsets in this period, increasing the potential for recurring service revenues throughout calendar 2007 and securing long-term retail shelf space and product placement.

The Company evaluates performance based on, among many other things, margins on gross sales removing the effects of expenses related to rebates and promotional expenses from revenues, which is a non GAAP measurement. The Company believes that gross sales and the margins on gross sales is an important measure in communicating the growth of its core business.

General and administrative expenses for the second fiscal quarter this year were approximately $1.4 million, an increase of 45% from the $966,000 reported in the first fiscal quarter of 2007. The increase is related to routine expansion of the Company’s operations to support current and forecasted growth, and also included non-cash charges related to stock compensation of approximately $35,000.

Total selling expenses were $2.9 million, inclusive of $450,000 of additional air freight costs incurred to meet delivery deadlines set by retail customers, compared to $2.0 million in selling expenses inclusive of $254,000 of additional air freight costs in the first fiscal quarter of 2007. On a non GAAP basis, had rebates been included in selling expense, the total selling expense would have been $4.8 million. The Company incurred substantial expense associated with its DECT 6.0 product design and development expenses associated with more than 30 new phone products as announced in January 2007.

Total operating expenses were $4.3 million, an increase of 43% compared to the $2.5 million in the first quarter of fiscal 2007. Net loss for the quarter was $3.8 million, or $(0.58) per basic and fully diluted share (based on 6.5 million shares) compared to a net loss of $1.6 million, or $(0.25) per basic and fully diluted share (based on 6.5 million shares) for the first fiscal quarter of 2007.

“We’ve shown another quarter of strong revenue growth and while there was pressure on margins from costs associated with this growth, we expect these costs to be reduced during the third fiscal quarter as our new product production comes fully on line.” commented Bruce Hahn, Chief Executive Officer of American Telecom Services, Inc. “The Company also incurred additional administrative and promotional expenses for rebates and advertising, which is typical with a widespread and rapid rollout of this type. We are modifying the rebate program in ways we expect to both lower the expense as a percentage of total sales and increase recurring service revenue. As new retail customers are brought on in 2007, many will not utilize rebates and as a result, rebate expense should be reduced as a percentage of total revenue.”

The Company ended its second quarter with $1.4 million in cash and cash equivalents compared to $12.4 million in cash and cash equivalents as of June 30. Working capital was $9.8 million as of December 31, 2006, down from $15.1 million as of June 30, 2006. $8.8 million, or 80% of the $11.0 million decrease in the cash balance from June 30, 2006 was related to the purchase of inventory to support the sales in the quarter, most of which occurred in late November. As of January 31, the Company had orders and commitments for approximately $9 million in phone products to be delivered over the final six months of fiscal 2007.

Subsequent to the end of the quarter, the Company completed a $12.5 million private placement with investors including Credit Suisse, SIAR Capital and Benchmark Capital as well as members of management and the board of directors. The Company further augmented its financial position with an asset-based open-ended line of credit from CIT Commercial Services, a division of CIT Group. This stronger capital base will allow the Company to produce inventory with longer lead times and minimize the use of off-the-shelf chipsets and air freight in the future.

Mr. Hahn continued, “In the last year, we have expanded our offering from approximately 10 to 40 models, and have taken a leadership position in bringing Interference free DECT 6.0 telephones to the U.S. market. We’ve expanded our retail distribution network from 500 stores to more than 12,000. Most impressive has been the response from consumers, who have validated our business model by buying the phones, setting them up in their homes and, in many cases, using the service as a way to achieve significant savings on their phone bill. The positive trends in service activations and recharges are ones that we have seen continue into January and February of this year as holiday season buyers continue to use their service. While our service business is still in its infancy, the Company believes that by continuing to increase handset sales, the potential recurring service revenue stream will grow to become an increasingly material contributor to the Company.”

Teleconference Information

The Company will host a conference call at 8:30 a.m. ET on February 15, 2007 to discuss these results. Interested participants should dial 877-493-9121 when calling within the United States or 1-973-582-2750 when calling internationally. There will be a playback of the call available until February 22, 2007. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8431869 for the playback. This call is being webcast by ViaVid Broadcasting and can be accessed at American Telecom’s web site at http://www.atsphone.com. The webcast may also be accessed at ViaVid's website at: http://viavid.net/dce.aspx?sid=00003B02 online. The webcast can be accessed until March 15, 2007 on either site.

About American Telecom Services

American Telecom Services, a leading provider of converged communication solutions targeting traditional and internet phones bundled with telecom service offerings, currently offers Digital Clear™ Internet phone bundles powered by SunRocket and Lingo, Inc. (Voice-over-Internet-Protocol or “VoIP”) and Pay N’ Talk™ prepaid residential long distance communications services powered by IDT Telecom. These services are bundled with ATS’ diverse line of custom-designed DECT 6.0 digital cordless multi-handset phones. ATS sells its phone/service bundles through major retailers under the “American Telecom”, “ATS”, Pay N’ Talk™ and Digital Clear™ brand names.

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated December 11, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

	December 31, 2006 (Unaudited)	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,429,043	$12,372,765
Accounts receivable, net	7,827,498	1,060,968
Prepaid expenses and other	859,056	808,523
Inventory, net	4,212,488	2,181,019
Total current assets	14,328,085	16,423,275

Property and equipment, net	275,124	174,880
Deposit and other assets	80,587	75,391
Total assets	$14,683,796	$16,673,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,800,314	$372,916
Accrued expenses	2,759,377	987,777
Total current liabilities	4,559,691	1,360,693

Commitments (Note 5 )

Stockholders’ equity (Notes 3 and 6) :
Preferred stock, $.001 par value, authorized 5,000,000
shares, issued and outstanding -0- shares	—	—
Common stock, $.001 par value, 40,000,000 shares authorized;
6,502,740 shares issued and
outstanding	6,503	6,503
Additional paid-in capital	21,440,874	21,239,702
Accumulated deficit	(11,323,272)	(5,933,352)
Total stockholders’ equity	10,124,105	15,312,853
Total liabilities and stockholders’ equity	$14,683,796	$16,673,546

	For the three months ended December 31 2006	For the three months ended December 31 2005	For the six months ended December 31 2006	For the six months ended December 31 2005

Gross Revenues	$9,915,159	$317,869	$14,443,412	$317,869
Promotional rebates	(1,936,042)	(9,429)	(2,418,905)	(9,429)
Sales returns and allowances	(605,196)	(9,500)	(867,429)	(9,500)
Net Revenues	7,373,921	298,940	11,157,078	298,940

Costs of sales	6,833,334	231,597	9,823,016	231,597
Gross profit	540,587	67,343	1,334,062	67,343

Operating Expenses:
Selling, marketing and development	2,907,674	339,887	3,946,019	445,685
General and administrative	1,400,570	470,062	2,870,135	670,957
Total expenses	4,308,244	809,949	6,816,154	1,116,642
Operating loss	(3,767,657)	(742,606)	(5,482,092)	(1,049,299)

Other expenses (income):
Interest expense and bank charges	19,464	57,056	24,533	92,450
Interest income	(26,232)	—	(116,705)	—
Amortization of debt discounts and debt issuance costs	—	127,482	—	204,091
Loss before provision for income taxes	(3,760,889)	(927,144)	(5,389,920)	(1,345,840)

Provision for income taxes	—	—	—	—
Net loss	$(3,760,889)	$(927,144)	$(5,389,920)	$(1,345,840)

Net loss per common share:
Basic and diluted	$(0.58)	$(0.46)	$(0.83)	$(0.67)

Weighted average shares outstanding:
Basic and diluted	6,502,740	2,000,000	6,502,740	2,000,000